ANTONIO VEGA ERAUSQUIN

ABOGADO NOTARIO

TESTIMONIO

KARDEX: 52563 FOJAS: 7446

CONSTITUCION DE SOCIEDAD ANONIMA CERRADA

DENOMINADA: NORSEMONT PERU S.A.C.

CALLAO, 16 DE JUNIO DEL 2005

AV. SAENZ PEÑA 215 - TELFS. 465 9918 - 429 2114 - 429 3990 - 469 0324 FAX : 453 2265

CALLAO - PERU

e-mail: notavega@amauta.rcp.net.pe